DATE:        November 11, 2019

TO:        Patricia A. Stitzel

FROM:        Kriss Cloninger/Susan A. Cameron

SUBJECT:    SEPARATION ARRANGEMENT

As you were informed, your employment with Tupperware Brands Corporation (“TUPPERWARE”) is terminated effective November 11, 2019 ("SEPARATION DATE"). You are provided with the attached Separation Agreement & Release of All Claims. As a TUPPERWARE Associate, you are entitled to receive the following in conjunction with your termination:

A.	Lump sum payment of unused PTO days, if any.

B.	An opportunity for conversion of life insurance following the SEPARATION DATE provided you pay the full cost. (Information provided under separate cover.)

C.
An election to continue medical, dental, and your Health Care Flexible Spending Account benefits for up to eighteen (18) months following the SEPARATION DATE provided you pay the full cost of coverage as outlined in the Benefit and Pension Separation Information. Notwithstanding the foregoing, you will be entitled to receive a payment of the cost of medical and dental benefits coverage during the period from the SEPARATION DATE until you elect whether or not to sign the Separation Agreement & Release of All Claims for up to a maximum of forty-five (45) days, or the expiration of the severance period, whichever occurs sooner.

D.	Stock option vesting and exercisability rights are communicated on a separate table (Exhibit A) for vesting and exercisability rights of all stock grants at your current age plus service levels.

E.	Your participation in all incentive programs will cease on the SEPARATION DATE.

The attached Separation Agreement & Release of All Claims, which, if you elect to sign, outlines the additional separation benefits to which you would be entitled. Please read this document carefully to assure you understand its significance. You are advised to consult an attorney in this regard. This document may not be orally modified. If there are any changes, they must be made in writing and in my presence before the document is executed.

Please also note that, whether or not you elect to sign the Separation Agreement & Release of All Claims, you are bound by TUPPERWARE’S Code of Conduct, including but not limited to its Proprietary Information and Intellectual Property provision, as well as any other restrictive covenant (such as a non-compete agreement) you may have signed at the time of your hire or thereafter. Should you have any questions about such restrictions, please contact me immediately.

Also, whether or not you elect to sign the Separation Agreement & Release of All Claims, you are reminded of your obligations under the Employee Agreement which you signed at the time of your hire.

Please sign below to indicate that you received this memorandum and the attached Separation Agreement & Release of All Claims. Do not hesitate to contact me if you have any questions.

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This SEPARATION AGREEMENT was provided to me on the date below.

/s/ Patricia A. Stitzel      November 13, 2019
Associate Signature            Date

/s/ Lillian Garcia          November 11, 2019
Tupperware Brands Corporation        Date

SEPARATION AGREEMENT & RELEASE OF ALL CLAIMS

This Separation Agreement & Release of All Claims (“SEPARATION AGREEMENT”) is entered into by and between Patricia A. Stitzel (“ASSOCIATE”) and Tupperware Brands Corporation and all of its related and affiliated companies, their predecessors, successors, subsidiaries, and divisions (“TUPPERWARE”).

1.    Separation Date. ASSOCIATE'S employment with TUPPERWARE will be terminated effective November 11, 2019 (“SEPARATION DATE”) with the last day worked being November 11, 2019 (“LAST DAY OF WORK”). For purposes of this SEPARATION AGREEMENT, the SEPARATION DATE shall be the date on which the ASSOCIATE experiences a “separation from service” from TUPPERWARE within the meaning of Treasury Regulation § 1.409A-1(h). All active employee benefit accruals will cease as of SEPARATION DATE. Until the SEPARATION DATE, ASSOCIATE will continue to receive his/her current compensation on the normal payroll cycle.

2.    Additional Separation Benefits. In consideration for ASSOCIATE'S execution of this SEPARATION AGREEMENT, including its incorporated release of all claims, and fulfillment of the promises contained herein, TUPPERWARE agrees to provide ASSOCIATE with the following additional benefits to which ASSOCIATE would not otherwise be entitled (“ADDITIONAL BENEFITS”):

A.
A payment under the Tupperware Brands Corporation Severance Pay Plan equal to 28 months, or 121.33 weeks, of pay (“PLAN SEVERANCE”) at the rate of the base pay ASSOCIATE was earning on his/her LAST DAY OF WORK, which shall be paid in installments on the regular payroll dates. This amount is equal to $1,983,279, gross.

B.	A payment for 24 months’ value of car allowance of $1,250 monthly. This total amount is equal to $30,000, gross.

C.
ASSOCIATE will be entitled to early retirement treatment with respect to outstanding equity awards that provide for special treatment upon an early retirement, as detailed on the attached vesting and exercisability charts (Exhibit B).

D.
If bonus payments are earned and approved in accordance with the terms and conditions of the 2019 Annual Incentive Plan (“AIP”), ASSOCIATE will be eligible for the bonus based on achievement, subject to the AIP plan provisions and current Company policies relating thereto, except that the Company will waive the requirement that an associate must be an active employee on the date the AIP bonus is paid in order to receive such bonus. If bonus payments are approved, the Company agrees to pay ASSOCIATE such bonus, pro-rated based on weeks of service, no later than March 30, 2020.

E.
Outplacement Services. Executive transition services for a period of 12 months. Details will be furnished to ASSOCIATE under separate cover. Notwithstanding any plan, agreement or arrangement of TUPPERWARE to the contrary, expenses associated with the outplacement services may be incurred no later than the end of the second calendar year following the calendar year in which the SEPARATION DATE occurs. In lieu of utilizing this outplacement program, ASSOCIATE has the discretion to use the equivalent dollar value of the actual cost of a 12-month executive outplacement program for education programs.

F.
Payment of ASSOCIATE'S premiums for existing (or lower option, at ASSOCIATE'S choice) medical and dental benefits to the COBRA Administrator for the full period of the COBRA eligibility coverage, or until ASSOCIATE secures employment or coverage elsewhere, whichever occurs sooner.

G.
ASSOCIATE will be reimbursed for actual expenses incurred for Executive Financial Planning services for the Tax Year 2019, less any applicable taxes on the gross benefit, up to the allowed annual benefit of $5,500 gross.

Any amounts due or payable to ASSOCIATE under this SEPARATION AGREEMENT will be subject to deductions for any amounts owed by ASSOCIATE to TUPPERWARE and any subsidiaries and related companies, including, but not limited to, any outstanding advances, unless otherwise specified herein. Deductions with respect to amounts owed by ASSOCIATE to TUPPERWARE shall only be made to the amounts due or payable to ASSOCIATE under the SEPARATION AGREEMENT in accordance with Treasury Regulation § 1.409A-3(j)(4)(xiii). TUPPERWARE will withhold from any payment of amounts due or payable to ASSOCIATE hereunder any taxes that may be due in respect of such payment in such amount as TUPPERWARE may reasonably estimate to be necessary. TUPPERWARE will pay any balance to ASSOCIATE under the provisions of this SEPARATION AGREEMENT and will give ASSOCIATE documentation identifying any amounts withheld and the balance to be paid.

3.    General Release, Claims Not Released and Related Provisions.

a.    General Release of All Claims. For and in consideration of the payment to ASSOCIATE of the ADDITIONAL BENEFITS set forth in Section 2 above, which ASSOCIATE acknowledges constitutes good, sufficient and valuable consideration, over and above any consideration to which ASSOCIATE is otherwise entitled, ASSOCIATE hereby irrevocably and unconditionally, except as provided herein, agrees to waive and release TUPPERWARE and the other Released Parties (as defined below) from all actions, causes of action, claims and demands whatsoever, whether in law or in equity and whether currently known or unknown, arising from or related to any act, omission, or thing occurring or existing at any time on or prior to the date of the execution of this SEPARATION AGREEMENT. This release of all claims includes, without limitation, all claims under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Equal Pay Act of 1963, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN Act”), Executive Order 11246, the Florida Civil Rights Act, Florida Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim, Florida Whistleblower Act, Florida Minimum Wage and Wage Payment Statutes, Florida Wage Discrimination Law, Florida’s Domestic Violence Leave Law, Florida's Preservation and Protection of the Right to Keep and Bear Arms in Motor Vehicles Act, those other provisions of the Florida Statutes that lawfully may be released, all other claims for employment discrimination, harassment, retaliation or wrongful termination, all claims related to or arising out of ASSOCIATE'S employment with or retirement from TUPPERWARE, all claims for compensation of any kind, and all claims under any other federal, state, local or international law, regulation, ordinance, common law doctrine or other source of law. ASSOCIATE confirms that he/she has not filed any legal proceeding(s) against any of the Released Parties, and if he/she has any pending legal proceedings against any of the Released Parties ASSOCIATE shall immediately withdraw such claims with prejudice. ASSOCIATE also confirms he/she is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this SEPARATION AGREEMENT. In the event of any further proceedings based upon any released matter, ASSOCIATE agrees that the Released Parties shall not have any further monetary or other obligation to ASSOCIATE.

“Released Parties” include: (a) Tupperware Brands Corporation and Dart Industries Inc., and (b) each of their past, present and future parents, subsidiaries, divisions, partnerships, affiliates and other related entities, and (c) each of their past, present and future owners, directors, officers, trustees, fiduciaries, shareholders, administrators, agents, employees, partners, members, associates and attorneys, and (d) the predecessors, successors and assigns of each of the foregoing persons and entities.

ASSOCIATE understands that this release of all claims specifically includes any and all claims, demands, obligations and/or causes of action that have, through ignorance, oversight or error, been omitted from the terms of this SEPARATION AGREEMENT. ASSOCIATE makes this waiver with the full knowledge of his/her rights and with specific intent to release both known and unknown claims. ASSOCIATE confirms that he/she has received all leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits to which ASSOCIATE is entitled, except as provided by this SEPARATION AGREEMENT. ASSOCIATE further confirms that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act. ASSOCIATE also affirms that he/she has not been retaliated against for reporting any allegations of wrongdoing by Released Parties, including any allegations of corporate fraud.

b.    Claims Not Released. ASSOCIATE is not waiving any rights he/she may have to: (a) his/her own vested accrued employee benefits under TUPPERWARE’S health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this SEPARATION AGREEMENT; (d) enforce this SEPARATION AGREEMENT; and/or (e) challenge the validity of this SEPARATION AGREEMENT.

c.    Governmental Agencies. Nothing in this SEPARATION AGREEMENT prohibits or prevents ASSOCIATE from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this SEPARATION AGREEMENT preclude, prohibit, or otherwise limit, in any way, ASSOCIATE’S rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, ASSOCIATE agrees that if such an administrative claim is made, ASSOCIATE shall not be entitled to recover any individual monetary relief or other individual remedies.

d.    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, ASSOCIATE waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which TUPPERWARE or any other Released Party identified in this SEPARATION AGREEMENT is a party.

4.    Confidentiality. ASSOCIATE acknowledges that he/she may have knowledge of highly sensitive proprietary and non-public material inside information concerning TUPPERWARE and is bound by TUPPERWARE’S Code of Conduct and incorporated confidentiality policy. ASSOCIATE agrees that the information protected as confidential includes, without limitation, the existence of this SEPARATION AGREEMENT, including any or all of the terms and conditions or benefits herein; TUPPERWARE’S customer and vendor lists and strategies; databases; computer programs; distributor and dealer lists and strategies; marketing and new product programs; research and development, sales, financial pricing, margin, contract, promotional, training and technical information, information about the abilities, compensation and career paths of other employees of TUPPERWARE, and any other information, whether communicated orally, electronically, in writing, or in other tangible forms, concerning how TUPPERWARE creates, develops, acquires or maintains its products and its marketing and distribution plans, compensates or is considering compensating its independent sales force, or targets its potential customers. ASSOCIATE understands that the TUPPERWARE confidentiality policy applies both during ASSOCIATE'S employment and following the SEPARATION DATE, and applies to proprietary information, intellectual property, and security law matters.

ASSOCIATE acknowledges and agrees that unauthorized use or disclosure of the above-described confidential information not only is a violation of TUPPERWARE policy and this SEPARATION AGREEMENT, but could result in the violation of U.S. securities and other laws, as well as the civil law and common law principles in other countries. Except for confidential information which ASSOCIATE is required to divulge pursuant to legal process or which has previously been publicly disclosed by someone other than ASSOCIATE, ASSOCIATE agrees not to use for his/her own benefit, or to divulge to any person or entity any of such information without the express prior written authorization of TUPPERWARE, by its Chief Talent and Engagement Officer, ASSOCIATE agrees not to discuss the contents of this SEPARATION AGREEMENT, or any discussions in connection with this SEPARATION AGREEMENT, with anyone other than ASSOCIATE'S spouse/partner and those professionals who advise ASSOCIATE in connection with his/her legal and financial affairs.

IMPORTANT: Nothing in this Agreement shall be construed to prevent disclosure of TUPPERWARE confidential information by ASSOCIATE as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. ASSOCIATE shall promptly provide written notice of any such order to an authorized officer of TUPPERWARE (its Chief Legal Officer or Chief Talent and Engagement Officer). Nothing in this Agreement prohibits or restricts ASSOCIATE from initiating communications directly with, responding to an inquiry from, or providing testimony before the U.S. Securities and Exchange Commission (SEC) or any other federal or state regulatory authority. ASSOCIATE understands that this Agreement does not limit ASSOCIATE’S right to receive an award for information provided to any government agencies, nor does it limit ASSOCIATE’S ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including, under applicable United States federal law, (i) disclosing in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, or (ii) disclosing trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

5.    Non-Competition. ASSOCIATE agrees that the business of TUPPERWARE is worldwide in scope and that activities undertaken by competitors anywhere in the world can jeopardize TUPPERWARE’S business. ASSOCIATE agrees that during the full term of the payments under the SEPARATION AGREEMENT Associate shall not to engage directly or indirectly in any direct selling company competitive with TUPPERWARE on a product-basis or sales-force basis, whether as an officer, director, employee, consultant, partner, agent or stockholder (except as a holder of not more than one percent of the stock of any publicly-held corporation), or in any other fashion, whether or not fees are received directly or indirectly by ASSOCIATE, except with the express prior written consent of TUPPERWARE, which consent may be provided orally by the Executive Vice President & Chief Human Resources Officer of Tupperware Brands Corporation, followed by written confirmation. Notwithstanding this provision, ASSOCIATE agrees to comply with a more restrictive non-compete covenant contained in any agreement ASSOCIATE previously signed as a condition of hire or continued employment, unless TUPPERWARE in a writing signed by its Chief Talent and Engagement Officer waives its right to enforce same.

6.    Non-Disparagement/Cooperation. ASSOCIATE agrees and understands that, except as may otherwise be required as a matter of law, at no time will ASSOCIATE make any disparaging comment, announcement or disclosure with regard to TUPPERWARE, its subsidiaries, affiliates, officers, directors, employees, or agents and TUPPERWARE will abide by this requirement as well. ASSOCIATE agrees to cooperate with TUPPERWARE in the orderly transfer of duties and records to appropriate personnel and in such matters as TUPPERWARE may request subsequent to the SEPARATION DATE. TUPPERWARE agrees to respond to any and all employment inquiries by providing dates of employment, date of resignation, job titles, job duties and salary verification.

7.    Non-Recruiting/Non-Solicitation. ASSOCIATE agrees that disruption of TUPPERWARE’S business by multiple employee (or independent sales persons) departures can be costly and injurious to TUPPERWARE. In order to protect TUPPERWARE’S trade secrets, confidential information and business relationships to prevent disruption of TUPPERWARE’S business, ASSOCIATE agrees not to directly or indirectly act as an independent distributor or dealer for another direct selling company, or directly or indirectly offer employment to, contract with or recruit for employment or independent service with another employer, any employee of TUPPERWARE or any of its operating units, or any person in the distribution channel (including but not limited to independent distributors or other sales force representatives) except with the express prior written consent of TUPPERWARE. In the event that an employee of TUPPERWARE is terminated for any reason, voluntarily resigns from TUPPERWARE, or severs employment with TUPPERWARE by mutual agreement, ASSOCIATE agrees not to offer employment or enter into a partnership, joint venture, or other ownership position with such terminated employee without the express prior written consent of the Chief Executive Officer of TUPPERWARE. This non-recruiting agreement shall be effective during the full term of payments being made under the SEPARATION AGREEMENT. Notwithstanding this provision, ASSOCIATE agrees to comply with a more restrictive non-solicitation covenant contained in any agreement ASSOCIATE previously signed as a condition of hire or continued employment, unless TUPPERWARE in writing signed by its Chief Talent and Engagement Officer waives its right to enforce same.

8.    Property of Tupperware. ASSOCIATE agrees to return all property of TUPPERWARE and any subsidiaries and related companies effective on the LAST DAY OF WORK.

9.    Forty Five (45) Day Consideration Period and Right to Revoke. ASSOCIATE acknowledges that he/she is provided with forty-five (45) calendar days to consider and sign this SEPARATION AGREEMENT, which then must be returned to Lillian Garcia, Executive VP & Chief Talent and Engagement Officer, Tupperware Brands Corporation, 14901 S. Orange Blossom Trail, Orlando, FL 32837. Any modifications, material or otherwise, made to this SEPARATION AGREEMENT, do not restart or affect in any manner the original up to forty-five (45) calendar day consideration period. ASSOCIATE may revoke the SEPARATION AGREEMENT within seven (7) days of its execution by either postmarking and mailing or express (overnight) mailing to Jon Nally at the above-noted address a written notice of revocation on or prior to the expiration of the 7-day revocation period. The notice of revocation must state “I hereby revoke my acceptance of the SEPARATION AGREEMENT with TUPPERWARE.” The SEPARATION AGREEMENT will not become effective until the 7-day revocation period has expired without ASSOCIATE revoking the SEPARATION AGREEMENT. If the last day of the revocation period falls on a Saturday, Sunday or legal holiday in Florida, then the revocation period is extended to the next day which is not a Saturday, Sunday or legal holiday.

11.    Disputes. By signing this Separation Agreement & Release of All Claims, ASSOCIATE agrees to resolve any disputes through negotiation, mediation and arbitration. Any controversy, dispute or claim arising out of or relating to termination, this Agreement or its breach will first be settled through good faith negotiation. If the Parties are unsuccessful at resolving the dispute, they agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS’ Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the Award may be entered in any court having jurisdiction. This dispute resolution process does not apply to a claim for breach of any provision of this SEPARATION AGREEMENT where either party is seeking immediate injunctive relief to specifically enforce any term or terms of this Agreement. TUPPERWARE and ASSOCIATE understand and agree that pursuant to this Agreement, they are knowingly, voluntarily and intentionally waiving any right either may have to a trial by jury with respect to any litigation related to or arising out of this SEPARATION AGREEMENT or the employment relationship between TUPPERWARE and ASSOCIATE.

12.    Binding and Enforceable Agreement. This SEPARATION AGREEMENT is governed by the laws of Florida and is accepted and executed by the parties under Florida law. All payments hereunder shall comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. Notwithstanding the foregoing, under no circumstances shall TUPPERWARE be responsible for any taxes, penalties, interest or other losses or expenses incurred by ASSOCIATE due to any failure to comply with section 409A of the Code. If any part of the SEPARATION AGREEMENT is found to be illegal or invalid and cannot be modified to render it valid and enforceable, excluding the release of all claims, such provision shall immediately be null and void leaving the rest of the SEPARATION AGREEMENT in full force and effect. By signing this SEPARATION AGREEMENT below, ASSOCIATE acknowledges that:

A.	ASSOCIATE has read and understands all the provisions of the SEPARATION AGREEMENT and has not been coerced or threatened into signing it;

B.	TUPPERWARE has advised ASSOCIATE to consult with an attorney prior to signing the SEPARATION AGREEMENT and its incorporated release of all claims;

C.
ASSOCIATE has not relied on any representations, promises, or agreements of any kind made in connection with the SEPARATION AGREEMENT, except for those specifically set forth in the SEPARATION AGREEMENT;

D.
Except with respect to statutorily protected rights which cannot be waived, ASSOCIATE agrees that he/she will not in the future file any claim, charge, complaint, or action in any forum relating to ASSOCIATE'S employment with or separation from TUPPERWARE. Unless otherwise set forth in this SEPARATION AGREEMENT, if ASSOCIATE violates the release of claims incorporated in this SEPARATION AGREEMENT by bringing a claim, charge, complaint, or action against TUPPERWARE or any of the Released Parties and TUPPERWARE is forced to defend itself as a result, ASSOCIATE agrees that he/she shall be liable for all attorneys' fees and costs incurred by TUPPERWARE. ASSOCIATE also agrees that, to the maximum extent permitted by law, he/she shall not be entitled to recover any individual monetary relief or other individual remedies, including costs and attorneys’ fees, should ASSOCIATE exercise a statutorily protected right to file a claim, charge, complaint, or action;

E.
This SEPARATION AGREEMENT sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any post termination obligations or restrictive covenants in any other Agreement in effect between ASSOCIATE and TUPPERWARE, which are incorporated herein by reference and will remain in full force and effect; and

F.
Neither this SEPARATION AGREEMENT nor the furnishing of the consideration for this SEPARATION AGREEMENT shall be deemed or construed at any time for any purpose as an admission by TUPPERWARE of wrongdoing or evidence of any liability or unlawful conduct of any kind.

13.    Miscellaneous.

A.
ASSOCIATE acknowledges and understands that the separation benefits provided in this SEPARATION AGREEMENT and ASSOCIATE’S rights to claim benefits or appeal benefit determinations are subject to the terms and conditions of the Tupperware Brands Corporation Severance Pay Plan effective January 1, 2015 (the “Severance Plan”), which is incorporated herein and a copy of which will be provided upon request. ASSOCIATE understands that by signing this SEPARATION AGREEMENT ASSOCIATE is waiving any claims ASSOCIATE may have under the Severance Plan. In the event of a conflict between this SEPARATION AGREEMENT and the Severance Plan, the terms of the Severance Plan will control.

B.
This SEPARATION AGREEMENT may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the SEPARATION AGREEMENT or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.

C.
The section headings used in this SEPARATION AGREEMENT are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

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IN CONSIDERATION OF THE COMMITMENTS MADE BY TUPPERWARE HEREIN, ASSOCIATE KNOWINGLY AND VOLUNTARILY AGREES TO THE PROVISIONS OF THIS SEPARATION AGREEMENT & RELEASE OF ALL CLAIMS. ASSOCIATE IS SIGNING THIS SEPARATION AGREEMENT VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE, AND WITH THE INTENT TO BE BOUND BY IT.

Patricia A. Stitzel
Employee Name (print)

/s/ Patricia A. Stitzel November 13, 2019
Employee Signature           Date

Robin Berghorn
Witness Name (print)

Tupperware Brands Headquarters
Witness Address

/s/ Robin Berghorn November 13, 2019
Witness Signature           Date

Accepted on behalf of TUPPERWARE BRANDS CORPORATION:

By:     /s/ Lillian Garcia

Name:    Lillian Garcia

Title:    EVP & Chief Talent and Engagement Officer

Date:    November 13, 2019

Exhibit A - Equity Treatment at Current Age + Vesting
Exhibit B - Enhanced Equity Treatment if Sign the Separation Agreement